Exhibit 10.2

Abengoa, S.A.

Campus Palmas Altas

Parcela ZE - (Palmas Altas)

41014 Sevilla (España)

Name
Adress

Seville, xxxxxxxxxxxx 2011

Dear                     :

As your Head of Business Group will already have informed you, we have brought in a variable extra payment scheme which will be implemented from 2011 (Scheme Three).

The variable extra payment concerned is a one-off payment which will not be repeated and will be applied after a period of five years has elapsed, covering the period 2011 to 2015.

The purpose of this payment is to reward meeting personal goals set and communicated by your Head  (*), based on meeting objectives set out in the Strategic Plan and decided in accordance with criteria and formulae set out in that regard, payable to persons decided by Management.

Those persons have to be selected and should remain at the end of the time period involved, carrying out the roles they were originally appointed for.

Management is free to decide the amounts involved, bearing in mind the professional circumstances and commitment of each beneficiary.

In your case the amount payable will be as follows:                          Euros

I would be pleased if, as a condition prior to this coming into force and as proof that you are aware of this possible payment and accept it, you could return the original copy of this letter signed by yourself; the signature and date should be witnessed by a Notary or lawyer with Public Legal Authority, and unless this is so the document cannot be accepted as being an original document.

XXXXXXXXX
Head of Payments

Signed:

Name:

Date:

Notary witness:

(*) In order to ensure that objectives are achieved the Beneficiary must:

a)             Remain with the company throughout the five year period, until such a time as Scheme has concluded.

b)             Be entitled to the annual bonus (in accordance with established procedure by which, at least, 90% of bonus must be achieved) and to have achieved all your set goals.  In the case of Corporate employees, the person concerned should also have achieved whatever goal was specifically set either by the Company President or Head of Business Group, whichever applies.

c)              The degree of annual achievement will be measured according to the following scale, without prejudice to coming due and being payable only at the end of the fifth year:

Year 2011	Portion added.... .... 20%
Year 2012	Portion added.... .... 20%
Year 2013	Portion added.... .... 20%
Year 2014	Portion added.... .... 20%
Year 2015	Portion added.... .... 20%

Settlement will however take place within six months following the end of the five year period (i.e. prior to 30 June 2016) and after the audit report has been obtained with no reservations for the company concerned.

d)             Achievement of the consolidated Business Group budget or in the case of Abengoa that corresponding to financial year 2015 according to the Strategic Plan.

e)              The average price of Abengoa shares in the last quarter of 2015 should not be less than 36 Euros per share.